Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement relating to the registration of Senior Notes, which is part of the Registration Statement on Form S-3 (No. 333-150719) of UGI Utilities, Inc., and to the incorporation by reference therein of our report dated September 9, 2008, with respect to the consolidated financial statements of PPL Gas Utilities Corporation for the year ended December 31, 2007, included in UGI Utilities Inc.’s Current Report on Form 8-K dated September 22, 2008, both of which are filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 24, 2008